EXHIBIT 99.1

SKYPE FILES CLAIM AGAINST JOLTID OVER LICENSE AGREEMENT

San Jose, Calif., April 1, 2009 – Skype, a division of eBay Inc. (NASDAQ: EBAY), is asking a U.K. court to resolve a dispute with Joltid Limited, which owns peer-to-peer communication technology licensed by Skype for use in its software. In a recently filed claim with the English High Court of Justice in London, Skype is asking the Court to find that Joltid’s efforts to terminate the agreement are invalid and that Skype is not in breach of the licensing agreement.

The licensing agreement dispute was previously disclosed by eBay in its most recent annual report, issued February 20. The report states that Skype terminated a “standstill” agreement, allowing either party to take action against the other beginning in March. Joltid is attempting to terminate the agreement based on allegations that Skype has breached its terms. Skype strongly refutes those allegations and is confident of its legal position.

About Skype
Founded in 2003, Skype is revolutionizing the way people communicate around the world. Skype has more than 405 million registered users globally who use Skype software to communicate for free through voice and video calls as well as instant messages. Skype generates revenue through its premium offerings, such as calls made to and from landlines and mobiles, voicemail, call forwarding, and SMS. Skype is used in almost every country on Earth, and people have made more than 100 billion minutes worth of free Skype-to-Skype calls. Conversations over Skype can take place on computers, mobile devices and Skype Certified™ hardware. Skype certifies and sells hundreds of hardware products from more than 50 partners, and works with hundreds of third-party developers who have created plug-ins to extend Skype’s functionality.

About eBay Inc.
Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, StubHub, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Forward Looking Statements
This filing contains forward-looking statements relating to the litigation between Skype and Joltid. Those statements involve risks and uncertainties, including the possibility of an adverse result and its potential impact on the operation of Skype’s business, and actual results could differ materially from those discussed. More information about factors that could affect eBay’s operating results can be found in the company’s most recent annual report on its Form 10-K and its subsequent quarterly reports on Form 10-Q (available at http://investor.ebay.com or at the SEC’s website at www.sec.gov.). All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.

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Media contact:
Jose Mallabo
eBay Inc.
408-376-7458

Investor Contact:
Vandana Hariharan
eBay Inc.
408-376-5877